Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”), dated as of June 1, 2020, is entered into between ViewRay, Inc., a Delaware Corporation., together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and Brian Knaley (“Employee”) (collectively, the “Parties”).

The Parties agree as follows:

1.

Separation of Employment.  Employee hereby acknowledges that Employee’s employment with ViewRay is terminated effective June 30, 2020 (the “Separation Date”).  Regardless of whether Employee enters into this Agreement, ViewRay will pay Employee all accrued wages, earned and current-year accrued but unused paid time off, through and including the Separation Date, less applicable holdings, in accordance with ViewRay’s regular payroll practices or earlier when required by applicable state law.

2.

Severance Amount.  Pursuant to the terms of this Agreement, Employee is being provided with certain severance payments. In consideration of the promises by Employee stated in this Agreement, which include but are not limited to the Employee agreeing to a release of claims and promise of confidentiality, if Employee signs and does not timely revoke this Agreement, if applicable, then ViewRay shall pay to Employee a lump sum in the amount of three hundred eighty eight thousand seven hundred dollars and 00/100s (the “Severance Amount”). The Severance Amount is subject to Employee’s execution and non-revocation of this Agreement.

a.        Right to Receive Severance Amount Conditioned on Continued Compliance.  Employee understands and acknowledges that the receipt of the Severance Amount is conditioned upon Employee’s continued compliance with the terms and conditions of this Agreement including, but not limited to, the provisions of paragraphs 8, 9, and 10 below.  In the event Employee fails to comply with any of the terms and conditions herein, Employee’s right to receive the Severance Amount will immediately cease and ViewRay shall be entitled to the immediate return of any payments made to the Employee under this Agreement.

b.

COBRA.  To the extent the Employee timely and properly elects health insurance continuation coverage under ViewRay’s group health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), ViewRay shall pay for the cost of the monthly COBRA premium for continuing health insurance coverage as elected by Employee (the “COBRA Payment”) until the earliest of: (i) 12 months; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage under ViewRay’s group health insurance plan; and (iii) the date on which Employee secures other employment. If ViewRay’s making the COBRA Payment under this paragraph 2.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this paragraph 2.c in a manner as is necessary to comply with the ACA.

Except as expressly provided in this Agreement, or an accrued benefit to which Employee is already entitled, Employee will not receive any additional compensation, bonus, severance, commissions, or other benefits after the Separation Date.  Notwithstanding the foregoing, ViewRay will not oppose any application for unemployment insurance, although ViewRay will respond truthfully to any inquiries relating to such application. Further, nothing in this Agreement shall impact Employee’s rights to any vested retirement benefits. Employee acknowledges that payment of any amounts to, or on behalf of, Employee under this Agreement does not, in any way, extend the period of employment or continuous service beyond the last day of employment or confer any other rights or benefits other than what may be set forth expressly herein.

3.

Release.  In exchange for the Severance Amount, Employee and Employee’s representatives, heirs, successors and assigns do hereby completely release and forever discharge ViewRay and any present or past affiliates of ViewRay, and its and their present and former shareholders, officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had.  This release of claims includes, but is not limited to, all claims arising out of Employee’s employment at ViewRay and the termination of that employment, or the failure/refusal of any Released Party hiring Employee, whether based on tort, contract (expressed or implied), or any federal, state, or local law, statute, or regulation (collectively, Released Claims”).  By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily); the Equal Pay Act; the Occupational Safety and Health Act; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act of 2008; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act (other than claims with regard to vested benefits); the Contract Work Hours and Safety Standards Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. section 1981; and any state or local statute, rule or regulation governing the employment relationship.  This release further includes, any claims asserting breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud or other tort claims, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, penalties and any other claims arising under or related to laws or regulations relating to employment.  Employee likewise releases the Released Parties for any and all obligations for attorneys' fees, paralegals’ fees, and costs incurred in regard to the above claims, or otherwise.  Employee further agrees that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit.  Notwithstanding the foregoing, Released Claims shall not include any workers’ compensation benefits or other claims which cannot be waived as a matter of law.  This releases all waivable claims, including those of which Employee is not aware and those not specifically mentioned in this Agreement.  This release applies to all claims resulting from anything that has happened up through the date Employee signs this Agreement.  Employee understands that this Agreement does not waive rights or claims that may arise after the date that this Agreement is executed.

4.

Waiver of Age Discrimination Claims.  Employee understands and agrees that, by entering into this Agreement, (i) Employee is waiving any rights or claims Employee might have under the ADEA; (ii) Employee has received consideration beyond that to which Employee was previously entitled; (iii) Employee has been and hereby is advised in writing to consult with an attorney before signing this Agreement; (iv) Employee has not relied on any statement or promises by anyone other than those contained in the written terms of this Agreement, and that Employee has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein; (v) Employee has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to Employee’s execution of the Agreement, although Employee may choose to execute this Agreement sooner; and (vi) Employee has a period of seven (7) days following Employee’s execution of this Agreement in which Employee may revoke this Agreement (the “Revocation Period”).  The Parties agree that any material or non-material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 21-day period in which Employee may review this Agreement prior to signing this Agreement. Employee may revoke this Agreement by notifying ViewRay in writing of Employee’s decision to revoke to Robert Fuchs CHRO via email at Rfuchs@viewray.com prior to the expiration of the Revocation Period, with the original of the revocation sent via U.S. Mail to 1595 Wynkoop Street, Suite 900, Denver, CO 80202. This Agreement shall become enforceable on the eighth day after the employee signs and delivers this Agreement to ViewRay, provided Employee does not revoke or otherwise breach Employee’s obligations hereunder prior to such time (the “Effective Date”).

5.

Employee Representations.  Employee represents and warrants that Employee (i) has been paid all compensation owed (including, but not limited to, overtime and bonus compensation) and for all hours worked; (ii) has received all the leave and leave benefits and protections for which Employee was eligible, pursuant to the Family and Medical Leave Act or otherwise, and (iii) has not suffered any on-the-job injury for which Employee has not already filed a claim.

6.

General Releases Extend to Both Known and Unknown, Suspected and Unsuspected Claims (Applicable to California Employees Only).  Employee acknowledges that he or she has read and fully understands the provisions of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee intends the releases set forth in this Agreement to include all claims encompassed by paragraph 4, whether known and/or unknown, to waive and relinquish every right or benefit he or she has, had, or may have under California Civil Code section 1542, and intend his or her release to extend to, and include without limitation all claims which are presently unknown, unanticipated and/or unsuspected.

Employee further acknowledges and agrees that California Labor Code section 206.5 is not applicable to the resolution of this matter.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

In connection with the foregoing, Employee acknowledges, agrees, represents and warrants that, at all times relevant to Employee's employment with ViewRay, Employee has been fully and properly paid for all time worked, or there is otherwise a genuine, reasonable, and good faith dispute between the parties with respect to same, and that, by this Agreement, Employee is releasing any claim to entitlement for any recovery of any nature whatsoever arising out of any such claim.

7.

Taxes and Indemnification.  Employee agrees to pay any and all taxes (other than payroll taxes) found to be owed from the Severance Package or other payments made pursuant to this Agreement and to indemnify and hold ViewRay harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or is asserted against or imposed upon the Released Parties by any taxing authority based upon any amounts paid to Employee as a result of Employee's non-payment of taxes of such amounts for which Employee is legally responsible.  Employee understands and agrees that any necessary tax documentation may be filed by ViewRay with regard to any payments made pursuant to this Agreement.  Employee and ViewRay acknowledge that nothing herein shall constitute tax advice to the other Party.

8.	Confidentiality.

a.Protection of Confidential and Proprietary Information.  The Employee agrees not to disclose, sell or transfer to any person, firm, corporation, association or other entity, at any time in the future, any confidential and/or proprietary information concerning ViewRay or its affiliates, including, but not limited to any and all information regarding: (i) business plans and strategies; (ii) business contacts; (iii) research and development; (iv) computer programs, software, applications, directories, databases, passwords and access codes; (v) confidential personnel matters unrelated to wages, hours, or other terms and conditions of employment; (vi) operation methods and information, and accounting, financial and planning techniques; (vii) operating, administrative and training materials; (viii) marketing and sales strategies, materials and information; and (ix) any other trade secret or non-public financial, licensing, or marketing information relating to ViewRay or its affiliates (collectively, “confidential and/or proprietary information”).  The Employee also agrees not to use, at any time in the future, any confidential and/or proprietary information of ViewRay or its affiliates for her own purposes and/or benefit, whether for personal or business reasons.  Further, whether or not the Employee signs this Agreement, and notwithstanding the Employee’s separation from employment, the Employee agrees to abide by all of ViewRay’s policies, rules and procedures that relate to the protection of confidential and/or proprietary information.  The Employee agrees that ViewRay’s confidential and/or proprietary information is: (a) is valuable, special and a unique asset of ViewRay; (b) provides ViewRay with a substantial competitive advantage; and (c) is a legitimate business interest justifying the need for the restrictions in this paragraph.

b.Federal Defend Trade Secrets Act Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

c.Return of Confidential and/or Proprietary Information.  On or immediately following the Separation Date, the Employee shall return to ViewRay all documents reflecting confidential and/or proprietary information belonging to ViewRay which are in the Employee’s possession or under the Employee’s control and shall not retain any copies or other reproductions, or extracts thereof, whether paper or electronic, thereafter.

d. Confidentiality of Agreement.  The Employee agrees not to disclose at any time in the future any of the terms of this Agreement, except that the Employee may disclose the terms of this Agreement: (i) as may be required by law; (ii) to any taxing authority, such as the IRS; (iii) to a court of competent jurisdiction for purposes of enforcement of, or for demonstrating a breach of this Agreement; and, (iv) to the Employee’s spouse, attorney and/or tax and financial advisors, provided that the individual first agrees to keep this information confidential.  The Employee acknowledges and agrees that any other disclosure regarding the terms of this Agreement would constitute a material breach of the Agreement.

e. Response to Subpoenas.  If the Employee is compelled by legal subpoena or court order to provide information covered by this paragraph 8, prior to such disclosure, the Employee will immediately provide a copy of such judicial order or subpoena, by hand delivery and/or E-mail, to ViewRay, Robert McCormack, General Counsel, Email: rmccormack@viewray.com.  The Employee agrees to provide ViewRay with a reasonable opportunity to intervene to assert what rights it may have to non-disclosure, prior to any response to the order or subpoena.  However, nothing in this paragraph is intended to, nor should be construed to limit the Employee’s rights as outlined in paragraph 11 below.

9.

Non-Disparagement.  The Employee agrees and warrants that at no time in the future will the Employee make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way disparage or defame ViewRay or any of the Released Parties, or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions by anyone else, including but not limited to other current or former employees of ViewRay (except as outlined in paragraph 11 below).

10.

No Cooperation.  The Employee also agrees that the Employee will not act in any manner that might damage ViewRay’s business.  This obligation includes an agreement not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against ViewRay and/or any officer , director, employee, agent, representative, stockholder or attorney, unless under a subpoena or other court order to do so (except as outlined in paragraph 11 below).

11.

Non-Interference.  Notwithstanding paragraphs 8, 9, and 10 above, nothing in this Agreement shall be construed to prohibit the Employee from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation.  Notwithstanding the foregoing, by signing this Agreement, the Employee acknowledges and agrees that the Employee waives not only the Employee’s right to recover money or any other relief in any action the Employee might commence against ViewRay or any of the Released Parties with respect to the claims released in paragraph 3 above, but also the Employee’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Employee’s behalf or otherwise.

12.

No Claims Filed.  Employee affirms that Employee has not filed, has not caused to be filed, and is not presently party to, any claims, causes of action, lawsuits or arbitrations against any of the Released Parties in any forum. Employee’s representation to same constitutes a material inducement for ViewRay entering into this Agreement.  In the event that Employee has filed such a claim or cause of action, it will be considered a material breach of the terms of this Agreement.

13.

Acknowledgment.  The Employee acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Agreement and that the Employee has been afforded the opportunity to consider the terms of this Agreement and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution.  The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any representation, promise or inducement not set forth herein.  The Employee acknowledges and represents that the Employee assumes the risk for any mistake of fact now known or unknown, and that the Employee understands and acknowledges the significance and consequences of this Agreement.  The Employee further acknowledges that the Employee has read this Agreement in its entirety; that the Employee fully understands all of the terms of the Agreement and their significance; and that the Employee has signed the Agreement voluntarily and of the Employee’s own free will.  The Employee further affirms that, upon receipt of his final paycheck on June 30, 2020 the Employee will have been paid and/or have received all leave (paid or unpaid), base salary, bonuses, and all other compensation and benefits to which the Employee may have been entitled from ViewRay through the Separation Date.  The Employee further and specifically affirms that the Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

14.

Fiduciary Obligations/Cooperation: This Agreement in no way relieves the Employee of any fiduciary obligations the Employee may owe to ViewRay.  The Employee agrees to cooperate with ViewRay in any investigations, defenses to claims, prosecution of claims, depositions, court appearances and all other inquiries of the Employee which relate to services that the Employee performed for ViewRay.

15.

Breach.  The Employee acknowledges that if the Employee materially breaches or threatens to materially breach any provision of this Agreement and/or commences a suit or action in contravention of this Agreement (except as outlined in paragraph 11 above), ViewRay’s obligations to pay the Severance Amount shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Employee under this Agreement.  Further, nothing in this Agreement shall prevent ViewRay from pursuing an injunction to enforce the provisions of paragraphs 8, 9, and 10 above.  However, nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

16.

Non-Admission.  The Parties understand that the Severance Package and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

17.

Severability.  If any provisions in this Agreement, other than the waiver and release provisions in paragraph 3, are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

18.

Complete Agreement.  Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the Parties.  The Parties agree that this Agreement sets forth all of the promises and agreements between them concerning the subject matter and that this Agreement supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, regarding the subject matter, except that certain Employee Confidentiality, Inventions and Non-Interference Agreement dated August 25, 2018.

19.	Sufficiency of Consideration. Employee agrees that Severance Package is made in exchange for, and constitutes good and valuable consideration for Employee's execution of this Agreement.
20.

Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, ViewRay makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall ViewRay be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

21.

Excess Parachute Payments.  In the event that: (i) any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you (collectively, the “Covered Payments”), are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed (the “Excise Tax”), and (ii) it would be economically advantageous to you to reduce such Covered Payments to avoid imposition of the Excise Tax, the Covered Payments shall be reduced to an amount which maximizes the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code or any successor provision of the Code) of the Covered Payments without causing the Covered Payments to be subject to the Excise Tax. The reduction described herein shall only be made if the net after-tax amount to be received by you after giving effect to the reduction will be greater than the net after-tax amount that would be received by you without the reduction. You shall in your sole discretion determine which and how much of the Covered Payments shall be eliminated or reduced consistent with the requirements of this paragraph.

22.

Transfer of Claims.  Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released herein.  Employee agrees to indemnify and hold the Released Parties harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys' fees, paralegals' fees and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer.  Employee further warrants that there is nothing that would prohibit Employee from entering into this Agreement.

23.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
24.

Enforcement.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles.  If either party breaches this Agreement or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels.  THE PARTIES

SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.  However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

25.

Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement.

26.

Integration.  Employee hereby acknowledges that this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings among Employee, ViewRay and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination and benefits of Employee.

27.	Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.
28.	Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
29.

Electronic Transmissions and Counterparts.  This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

30.

Representation by Counsel.  The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement, (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

31.	Acceptance. To accept this Agreement, Employee must sign and date below and return an original copy to ViewRay within 21 days at the following address 1595 Wynkoop Street, Suite 900, Denver, CO 80202.
32.

Right of Revocation/Effective Date:  The Employee has the right to revoke this Agreement within seven (7) days after the Employee’s execution of this Agreement by giving notice in writing of such revocation to ViewRay, Attention: Rob Fuchs Email: rfuchs@viewray.com As such, the Agreement shall not become effective until the Effective Date.  In the event that the Employee revokes this Agreement prior to the Effective Date, this Agreement, and the promises contained therein, shall automatically be deemed null and void.

The Employee represents and warrants that the Employee has read this Agreement in its entirety, has been offered a period of twenty-one (21) days to review this Agreement and incorporated release prior to its execution, and has been advised in writing herein to consult with counsel.  The Employee further represents and warrants that the Employee is of sound mind and fully understands and voluntarily assents to all of the terms of the Agreement.

ViewRay, Inc. Signature: Name: Title:	Employee Signature: Name: